As filed with the Securities and Exchange Commission on March 16, 2012

Registration No. 333-157437
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALDWIN TECHNOLOGY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3258160
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Trap Falls Road, Suite 402	06484
Shelton, Connecticut

(Address of Principal Executive Offices)	Zip Code

BALDWIN TECHNOLOGY COMPANY, INC.
2005 EQUITY COMPENSATION PLAN
(Full title of the plan)

Helen P. Oster, Esq.
Corporate Secretary
Baldwin Technology Company, Inc.
2 Trap Falls Road, Suite 402
Shelton, Connecticut 06484
(Name and address of agent for service)

(203) 402-1004

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:
David W. Pollak, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Tel: (212) 309-6058
Facsimile: (212) 309-6001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Baldwin Technology Company, Inc. (the “Company”) on Form S-8 (Registration No. 333-157437), filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2009 (the “Registration Statement”), which registered the offering of 1,000,000 shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”), which may be issued under the Company’s 2005 Equity Compensation Plan, as amended and restated in August 2008, and as approved by the Company’s stockholders on November 11, 2008.

On or about March 20, 2012, pursuant to the Agreement and Plan of Merger, dated as of December 22, 2011 (the “Merger Agreement”), by and among the Company, Forsyth Capital Investors, LLC, a Missouri limited liability company (“FCI”), Forsyth Baldwin, LLC, a Missouri limited liability company, Forsyth Baldwin Mezzanine, Inc., a Missouri corporation, and Forsyth Baldwin, Inc., a Delaware corporation (“Merger Sub”), Merger Sub will merge with and into the Company with the Company being the surviving corporation and a wholly-owned indirect subsidiary of FCI (the “Merger”). The Merger Agreement and the Merger were approved by the Company’s stockholders on March 15, 2012. As a result of the pending Merger, the Company has terminated all offerings of its Class A Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment, any shares of Class A Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, the State of Connecticut, on this 16th day of March 2012.

BALDWIN TECHNOLOGY COMPANY, INC.

By:	/s/ Helen P. Oster
Helen P. Oster
Corporate Secretary

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title
	March 16, 2012	Chairman of the Board and a
/s/ Gerald A. Nathe		Director
Gerald A. Nathe
	March 16, 2012	President, Chief Executive
/s/ Mark T. Becker		Officer and a Director (principal
Mark T. Becker		executive officer)
(Principal Executive Officer)
	March 16, 2012	Chief Financial Officer, Treasurer
/s/ Ivan R. Habibe		and Vice President of Global
Ivan R. Habibe		Administrative Services
(Principal Financial Officer)
	March 16, 2012	Controller and Chief Accounting
/s/ Leon Richards		Officer
Leon Richards
(Principal Accounting Officer)
	March 16, 2012	Director
/s/ Rolf Bergstrom
Rolf Bergstrom
	March 16, 2012	Director
/s/ *
Samuel B. Fortenbaugh III
	March 16, 2012	Director
/s/ Paul J. Griswold
Paul J. Griswold
	March 16, 2012	Director
/s/ Ronald B. Salvagio
Ronald B. Salvagio
	March 16, 2012	Director
/s/ Claes Warnander
Claes Warnander

*By:	/s/ Helen P. Oster
Helen P. Oster
Attorney-in-fact